Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	March 6, 2008
949-250-7781

California Coastal Communities, Inc. Reports Fourth Quarter Earnings and Annual Results

•                  Net income of $2.0 million, or $.18 per diluted share for the fourth quarter of 2007 reflects delivery of first nine Brightwater homes during December 2007.

•                  Nine model homes for The Cliffs and The Breakers products at Brightwater completed during January 2008, grand opening planned for March 15, 2008, and seven pre-opening sales orders received as of February 29, 2008.

•                  Full-year homebuilding revenues of $47 million, down 51% year-over-year from delivery of 77 homes in 2007 compared with 147 homes in 2006.

•                  Net loss of $18.9 million or $1.73 per diluted share for full year 2007 compared with net income of $5.6 million, or $ ..53 per diluted share in 2006, reflects after-tax impact of impairment charges of $19.0 million, or $1.74 per diluted share recorded in first nine months of 2007.

IRVINE, California — California Coastal Communities, Inc. (NASDAQ: CALC) reported net income of $2.0 million, or $.18 per diluted share for the quarter ended December 31, 2007 compared with net income of $1.2 million or $.11 per diluted share for the fourth quarter of 2006.  The fourth quarter of 2007 results reflect the delivery of 41 homes at the Company’s homebuilding projects in Southern California, which generated $4.6 million of  gross operating profit compared with the delivery of 34 homes and $2.3 million of gross operating profit in the comparable period of 2006.  Homebuilding gross operating profit was offset by net operating expenses of $1.3 million and $300,000 for the fourth quarter of 2007 and 2006, respectively, resulting in pretax income of $3.3 million and $2.0 million, respectively.  The increased amount of operating expenses for the fourth quarter of 2007 compared with the fourth quarter of 2006 primarily reflects $800,000 of additional selling, general and administrative expenses in 2007 due to increased selling and marketing costs related to the Brightwater project and a reduction in accrued bonus compensation during the fourth quarter of 2006.

The Company also reported a net loss of $18.9 million, or $1.73 per diluted share, for the year ended December 31, 2007 compared with net income of $5.6 million, or $.53 per diluted share during 2006.  The full year results reflect the delivery of 77 homes at the Company’s homebuilding projects in Southern California, which generated $5.9 million of homebuilding gross operating profit before impairment charges, compared with the delivery of 147 homes and $13.6 million of gross operating profit in 2006, and was offset by impairment charges of $32.0 million and net operating expenses of $5.8 million, resulting in a pretax loss of $31.9 million.  The pretax loss was offset by an income tax benefit of $13.0 million, resulting in a net loss of $18.9 million.

Raymond J. Pacini, CEO of the Company commented: “The housing market continues to be very challenging and prospective homebuyers are encountering a more difficult mortgage market. We have continued to evaluate sales prices and incentives, particularly at our inland communities, and are hopeful that recent efforts to stabilize the mortgage market by reducing interest rates and increasing conforming loan limits will lead to improved conditions. We are also pleased with the initial response to our recently completed models for The Breakers and The Cliffs neighborhoods at our Brightwater project in Huntington Beach. Following completion of these models in mid-January, we released 10 homes for sale and generated seven sales orders to date averaging $1.96 million per home, or approximately $573 per square foot, before upgrades. The grand opening for these neighborhoods is scheduled for March 15, 2008.”

The Company’s 105-acre Brightwater project is located near the corner of Pacific Coast Highway and Warner Avenue, and overlooks the Pacific Ocean and the recently restored 1,200-acre Bolsa Chica Wetlands.  It is the largest asset in the Company’s portfolio, representing approximately 77% of real estate inventories as of December 31, 2007.  Due to the Company’s low carrying value in Brightwater, the project is currently expected to generate gross margins of approximately 30-40%, depending on the size of the homes sold and other factors; however, there can be no assurance that such margins will be realized.

Full year revenues of $47.0 million reflect a $48.7 million decrease compared with 2006.  This decrease is primarily due to a decrease in the number of deliveries to 77 homes in 2007, compared with 147 homes delivered in 2006. The Company generated $7.7 million less in homebuilding gross operating profit before impairment charges in 2007 compared with 2006 as a result of delivering 47.6% fewer homes, combined with reduced margins due to the prolonged real estate downturn which has resulted in lower selling prices and greater incentives in our inland markets. The Company believes the real estate market downturn will continue during 2008.

The Company delivered the first nine homes at Brightwater during December 2007, which generated revenues of $11.0 million and gross operating profit of $3.7 million.  Homebuilding gross margin for the fourth quarter of 2007 was 18.1%, reflecting gross margin of 33.6% at Brightwater, compared with gross margin of 9.5%

in the fourth quarter of 2006.  Homebuilding gross operating profit before impairment charges for the full year reflects reduced margins of 12.6% for 2007 compared with 14.2% for 2006. The reduced margins are primarily due to sales price reductions and the use of incentives in order to move inland project standing inventory and remain competitive in this difficult housing market.

The average sales price of homes delivered in 2007 decreased to $610,400 from $651,000 in 2006, primarily reflecting sales price reductions and increased incentives in 2007, as well as fewer deliveries at the higher priced Rancho Santa Fe project (6 in 2007 vs. 20 in 2006) which was sold out during the first quarter of 2007. These decreases were partially offset by the nine Brightwater deliveries which were sold at an average price of $1.2 million per home.

During 2007, net new orders decreased 21% to 65 homes compared with 82 homes during 2006, primarily due to reduced sales activity in the Inland Empire and Lancaster markets. Cancellations as a percentage of new orders were 30% during 2007, compared with the 29% cancellation rate during 2006.

Backlog as of December 31, 2007 decreased to five homes compared with 17 homes as of December 31, 2006.  The average sales price of homes in backlog decreased from $640,000 to $594,000, primarily reflecting the delivery of three homes from backlog as of December 31, 2006 at the Rancho Santa Fe project during the first quarter of 2007.  The Company’s standing inventory at its inland projects was reduced from 46 homes as of December 31, 2006 to 33 homes as of December 31, 2007.  Total standing inventory as of December 31, 2007 was 46 homes, with 13 completed and unsold homes at Brightwater. The Company continues to actively evaluate pricing strategies and other sales incentives in an effort to sell inland project standing inventory at an orderly rate during this challenging housing market.

The results for 2007 reflect the continued weakness in the housing market, which has been compounded by difficulties in the mortgage lending industry prompted by the collapse of the subprime lending market that have resulted in more stringent lending standards, higher interest rates on jumbo mortgages and tightening of credit available to many homebuyers.  Further, potential homebuyers are more cautious about purchasing a home due to uncertainty about the future direction of home prices, their ability to sell existing homes, and the growing possibility of an economic recession.

The Company currently has active homebuilding projects in Huntington Beach in Orange County, the Inland Empire areas of Riverside and San Bernardino Counties; and Lancaster in northern Los Angeles County.  As of December 31, 2007, the Company has an inventory of 720 owned lots, reduced by 9.7% compared with the 797 lots owned and controlled a year ago. This decrease reflects deliveries and the absence of acquisitions during the past two years.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community. Hearthside Homes is building all of the homes at Brightwater and has delivered over 2,000 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends, and the availability of mortgage financing; the employment outlook; the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; anticipated buyer demand; and expected joint venture income and deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the Company’s control and difficult to forecast – that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; the significant amount of the Company’s debt and the impact of restrictive covenants in its loan agreements; adverse weather conditions and natural disasters such as earthquakes and wildfires; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its other future and past public filings with the Securities and Exchange Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov or at the Company’s website at http://www.californiacoastalcommunities.com.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC.

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Homes delivered	41	34	77	147

Home sales revenue	$25.4	$24.2	$47.0	$95.7

Cost of sales	20.8	21.9	41.1	82.1
Loss on impairment of real estate inventories	—	—	32.0	—

Gross operating profit (loss)	$4.6	$2.3	$(26.1)	$13.6

Gross margin percentage before loss on impairment	18.1%	9.5%	12.6%	14.2%

PER HOME DATA

Average sales price (a)	$619,500	$711,800	$610,400	$651,000

Average gross margin before loss on impairment (b)	$112,200	$67,600	$76,600	$92,500

NUMBER OF ACTIVE COMMUNITIES	7	6	7	6

NET NEW ORDERS	18	20	65	82

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period			1	3

Completed homes in inventory, and in escrow			4	14

Total backlog			5	17

Completed homes in inventory, unsold			46	46

Entitled lots owned at end of period (c)			669	734

Total homes and lots			720	797

ESTIMATED VALUE OF BACKLOG

Backlog of homes sold, but not completed at end of period			$.6	$1.2

Completed homes in inventory, and in escrow			2.4	9.7

Total value of backlog			$3.0	$10.9

(a)           Changes are primarily due to changes in product mix and location, as well as inland home sales price reductions that were necessary to be competitive under current market conditions.

(b)          Changes are primarily due to the industry-wide slowdown in 2006 and 2007 offset by higher margins at Brightwater in the fourth quarter of 2007.

(c)           Includes 347 and 356 homes and lots, respectively, at the Brightwater project in Huntington Beach.

CALIFORNIA COASTAL COMMUNITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Revenues
Homebuilding	$25.4	$24.2	$47.0	$95.7

Costs of sales
Homebuilding	20.8	21.9	41.1	82.1
Loss on impairment of real estate inventories	—	—	32.0	—
	20.8	21.9	73.1	82.1
Gross operating profit (loss)	4.6	2.3	(26.1)	13.6

Selling, general and administrative expenses	1.1	.3	5.9	5.0
Interest expense	—	—	.1	.1
Income from unconsolidated joint ventures	(.1)	—	(.6)	(.2)
Other expense (income), net	.3	—	.4	(.8)

Income (loss) before income taxes	3.3	2.0	(31.9)	9.5

Provision (benefit) for income taxes	1.3	.8	(13.0)	3.9

Net income (loss)	$2.0	$1.2	$(18.9)	$5.6

Other comprehensive income, net of income taxes:

Minimum pension liability adjustment	.1	.3	.1	.3

Comprehensive income (loss)	$2.1	$1.5	$(18.8)	$5.9

Net earnings (loss) per common share:

Basic	$.18	$.11	$(1.73)	$.54
Diluted	$.18	$.11	$(1.73)	$.53

Common equivalent shares:

Basic	10.9	10.9	10.9	10.4
Diluted	10.9	10.9	10.9	10.6

Dividends paid per common share outstanding	$—	$12.50	$—	$12.50

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	December 31, 2007	December 31, 2006
ASSETS

Cash and cash equivalents	$24.3	$10.6

Short-term investments	—	.5

Restricted cash	6.0	14.6

Real estate inventories	285.6	264.8

Deferred tax assets	44.4	34.7

Other assets, net	6.5	7.1

Total assets	$366.8	$332.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$11.7	$13.1

Senior secured project revolver	76.0	18.3

Senior secured term loan	121.8	125.0

Other project debt	48.8	44.9

Other liabilities	7.0	7.5

Total liabilities	265.3	208.8

Stockholders’ equity (a)	101.5	123.5

	$366.8	$332.3

Shares outstanding (b)	10.9	10.9

Stockholders’ equity per common share (c)	$9.31	$11.33

(a)

Decrease reflects net loss of $18.9 million and cumulative effect of a change in accounting principle of $3.3 million related to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” in the first quarter of 2007.

(b)	Includes outstanding options for 17,500 shares.
(c)

The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.